TRANSFER AND ASSUMPTION

OF

TAX SERVICES ADMINISTRATION AGREEMENT

            This TRANSFER AND ASSUMPTION OF TAX SERVICES ADMINISTRATION AGREEMENT (“Assignment Agreement”) is entered into as of October 15, 2009, between Evergreen Investment Services, Inc. (the “Assignor”) and Evergreen Investment Management Company, LLC (the “Assignee”).

RECITALS

            WHEREAS, the Assignor and State Street Bank and Trust Company, a Massachusetts trust company, are parties to a certain Tax Services Administration Agreement dated as of July 1, 2003 (the “Agreement”);

            WHEREAS, the Assignor and the Assignee, together with each of the Evergreen Trusts listed on Schedule A to this Assignment Agreement, are parties to a Transfer and Assumption of Master Administrative Services Agreement dated January 1, 2008, pursuant to which the Assignor transferred to the Assignee all of its interests, rights, responsibilities and obligations in and under a Master Administrative Services Agreement dated January 2, 2002; and

            WHEREAS, the Assignor has not yet formally assigned the Agreement to the Assignee;

            NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Assignment of the Agreement.  The Assignor hereby acknowledges the assignment, conveyance, and transfer to the Assignee of all of its rights, benefits, title, and interest in, to, and under the Agreement effective as of the date first above written (the “Effective Date”).

Acceptance and Assumption of the Agreement.  The Assignee hereby accepts from the Assignor the foregoing assignment of the Assignor’s rights, title, and interest in, to and under the Agreement from the Assignor and acknowledges that it assumed and agreed to pay, perform, and discharge any and all terms, obligations, covenants, conditions and provisions under the Agreement arising on or after the Effective Date.

Amendments.  No provision of this Assignment Agreement may be amended, modified, or waived except by written agreement duly executed by a duly authorized representative of each of the parties hereto.

Consent.  By its signature below, State Street Bank and Trust Company hereby consents to this assignment and assumption and agrees to continue to be bound by the Agreement, as assigned, in accordance with the foregoing.

Headings.  The section headings used in this Assignment Agreement are for convenience of reference only and shall not be used or construed to define, interpret, expand, or limit any provision hereof.

Counterparts.  This Assignment Agreement may be executed in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Facsimile signatures may be relied upon as originals.

Governing Law.  This Assignment Agreement shall be governed by, and construed and enforced in accordance with, the internal substantive laws of The Commonwealth of Massachusetts, without giving effect to its conflict of law rules.

Entire Agreement.  This Assignment Agreement, together with the Agreement and the agreements, documents and instruments executed in connection therewith, represent the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede and cancel any prior oral or written agreement, letter of intent or understanding with respect to such subject matter.

Binding Agreement.  This Assignment Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each of the parties.

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            IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption Agreement as of the date first set forth above.

ASSIGNOR:

EVERGREEN INVESTMENT SERVICES, INC.

By:       /s/ Catherine F. Kennedy

            Name:  Catherine F. Kennedy

            Title:     Vice President

ASSIGNEE:

EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

By:       /s/ Brian J. Montana

            Name:  Brian J. Montana

            Title:     Vice President

                                                            AGREED AND ACKNOWLEDGED:

                                                            State Street Bank and Trust Company

                                                            By:       /s/ Gary French

                                                                        Name:  Gary French

                                                                        Title:     Senior Vice President